Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Application for Conversion filed with the Office of Thrift Supervision and the Registration Statement on Form S-1, filed with the Securities and Exchange Commission, of our report dated September 20, 2010 on the consolidated financial statements of Sunshine Savings MHC, which report appears in the prospectus which is a part of that Application and Registration Statement.

We also consent to the reference to our firm under the headings “The Conversion and Offering-Material Income Tax Consequences” and “Experts” in the Prospectus contained in the Application for Conversion and Registration Statement on Form S-1.

/s/ HACKER, JOHNSON & SMITH PA

HACKER, JOHNSON & SMITH PA
Tampa, Florida

December 20, 2010